<FILENAME>ims032207misc_ex99-1.txt
                                                                   EXHIBIT 99.1
                                   PRESS RELEASE


         International Monetary Systems Debt Converted to Equity

    Company also receives additional equity capital from its principal investor


New Berlin, Wis. -- March 21, 2007 -- International Monetary Systems, Ltd. (OTCBB:INLM), a worldwide leader in business-to-business barter services, today announced that two private investors who were holding $500,000 in convertible notes have completed the conversions of their respective positions to equity.

Also, IMS' principal funding source, Praetorian Offshore, Ltd., has converted $412,500 of warrants, providing the company with additional capital. These funds will be used to improve the firm's infrastructure and to continue expanding its sales force.

In discussing these events, Don Mardak, IMS' President and CEO, commented: "We are very pleased that these investors recognize the remarkable progress that International Monetary Systems has made, as we have become North America's finest and most-respected barter network. We are most grateful for their continuing faith, loyalty and confidence in IMS. As a result of these transactions, our company's book value will increase by nearly $1 million."


About International Monetary Systems

Founded in 1985, International Monetary Systems (IMS) serves more than 16,000 customers representing 24,000 cardholders in 44 U.S. markets. Based in New Berlin, Wis., IMS is one of the largest publicly traded barter companies in the world and is continually expanding its exchange locations. The company's proprietary transaction network enables businesses and individuals to trade goods and services throughout North America. Using an electronic currency known as trade dollars, IMS exchanges allow companies to create cost savings and to improve operations by taking advantage of barter opportunities in their business models. Managed by seasoned industry veterans, IMS is a recognized member of the National Association of Trade Exchanges (NATE) and the International Reciprocal Trade Association (IRTA). Further information can be obtained at the company's Web site at: www.internationalmonetary.com.


Contact:

International Monetary Systems, Ltd., New Berlin, WI
John Strabley, 800-559-8515
http://www.internationalmonetary.com


Source: International Monetary Systems, Ltd.